UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 28, 2009

BLOCKBUSTER INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On August 28, 2009, Blockbuster Inc. (the “Company”) and its subsidiary Blockbuster Entertainment (Ireland) (“BEI”) entered into an agreement (the “Purchase Agreement”) with Birchhall Investments Limited, an affiliate company of NCB Group Limited (“Buyer”), pursuant to which the Buyer acquired all of the outstanding capital stock of Blockbuster Holdings Ireland, a subsidiary of the Company (“BHI”), from the Company and BEI (the “Sale”). The Purchase Agreement calls for a total cash purchase price of up to €32 million, or approximately $45million based on recent exchange rates, structured as follows: €20 million paid at closing on August 28 and up to €12 million payable in the first fiscal quarter of 2010, with the amount of such payment based upon achievement by Xtra-Vision of certain operating targets for the remainder of fiscal 2009.

As of the sale date BHI operated approximately 186 XTRA-VISION® video and home entertainment stores throughout Ireland and Northern Ireland through its affiliate company, Xtra-Vision Limited (“Xtra-vision”).

The Purchase Agreement contains customary representations and warranties of the parties and an agreement of the Company and its affiliates not to compete against Xtra-Vision under terms set out in the Purchase Agreement.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its next fiscal quarter.

Item 7.01	Regulation FD Disclosure.

On August 28, 2009, the Company issued a press release announcing the completion of the Sale, a copy of which is furnished as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 28, 2009.

In accordance with general instruction B.2 to Form 8-K, the information in this Form 8-K under Item 7.01 (Regulation FD Disclosure), including the press release furnished as an exhibit hereto, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Date: September 2, 2009	By:	/s/ Thomas M. Casey
Thomas M. Casey
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 28, 2009